Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2021 with respect to the financial statements of Cytocom, Inc. contained in the Registration Statement and Proxy Statement/Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ TURNER, STONE & COMPANY, LLP

Dallas, Texas
February 12, 2021